Exhibit 99.1
ALLIANCE SEMICONDUCTOR PLANS SHARE REPURCHASE PROGRAM
SANTA CLARA, Calif.—(BUSINESS WIRE)—January 9, 2007—Alliance Semiconductor Corporation (ALSC.PK) announced today that its Board of Directors had approved spending of up to $10 million to repurchase shares in open-market or privately negotiated transactions. The program contemplates purchases over the next year and purchases will be made when market conditions allow, and in compliance with applicable securities laws.
The company expects to purchase at market prices from time to time. “We believe this will represent an improved opportunity for stockholders who wish to obtain liquidity to do so, and represents an appropriate use of corporate funds,” said President and CEO Mel Keating. “We realize the distribution of funds from our completed and pending asset sales may take some time, and that some holders may not wish to wait until the board can decide in what form to distribute funds, or whether to reinvest some proceeds, or to wait for the resolution of pending claims against the company.”
An Alliance spokesman indicated that the application of $10 million to share purchases would not impair the company’s ability to meet its obligations to creditors, and that the program would be supervised by a committee of directors. The program has no set time table other than its planned expiration date, and can be suspended by the committee from time to time, especially if necessary to assure compliance with securities laws.
Alliance, headquartered in Santa Clara, California, was until recently engaged in the production and distribution of semiconductor products, but discontinued those operations in 2006. Alliance is in the process of selling its portfolio of venture capital investments and expects to liquidate its remaining assets in an orderly fashion.
FOR FURTHER INFORMATION CONTACT:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
408-855-4900